EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-134291, 333-134015, 333-104011, 333-84312, 333-57244, 333-34312 and 333-39627 on Form S-8 of our report dated December 21, 2009, relating to the 2009 and 2008 consolidated financial statements of Datawatch Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in the method of accounting on October 1, 2007 for uncertain tax positions to conform to new authoritative guidance issued by the Financial Accounting Standards Board) appearing in this Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2010.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 17, 2010